Exhibit 7.1

February 29, 2008

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Matinee Media Corporation for the event that occurred on February 27, 2008, and are in agreement with the statements contained therein insofar as they relate to our firm.

Jonathon P. Reuben, C.P.A.

An Accountancy Corporation

Torrance, California